Exhibit 10.12(d)

December 16, 2003

Kerry Skeen
[Address]
[Address]

Re:	Effect of Temporary Compensation Reduction Measures; Split Dollar Life Insurance and Deferred Compensation

Dear Kerry:

1. As you know, on April 22, 2003 the Compensation Committee of the Board authorized a series of compensation reduction measures as an emergency measure as part of the Company’s overall cost-reduction programs and in order to allow the Company to make a more competitive bid to United Airlines (the “Temporary Compensation Reduction Measures”). Pursuant to the Temporary Compensation Reduction Measures, (i) your base salary was reduced to $391,500 and (ii) the performance aspects of the MIP and SMIP programs (50% of each program) were suspended and the reminder of the programs will be based on the satisfaction of cost-cutting targets pursuant to the Temporary Compensation Reduction Measures. The salary reduction is a decrease in base pay only and does not affect any obligations linked to base pay under the Severance Agreement between you and the Company dated as of July 25, 2001 (the “Severance Agreement”). In addition, the Temporary Compensation Reduction Measures do not affect your participation in and the target level of your participation in the MIP and SMIP for purposes of the Severance Agreement, including without limitation deferred compensation, split dollar life contributions, severance benefits, change in control benefits, and retirement pay. Instead, these actions are a reduction in your base pay and bonus opportunities only and do not affect any obligations linked to base pay or bonus amounts payable under the Severance Agreement. Accordingly, all obligations under the Severance Agreement linked to base pay or bonus amounts payable will continue to apply as if the decrease in your base pay and the suspension of the performance aspects of the MIP and SMIP had not occurred.

2. Paragraph 13.B.(iv) of the Severance Agreement provides that, upon a Change in Control, the Company will credit three years of Deferred Compensation, without interest, by crediting an amount equal to 300% of your annual base salary in effect as of the date of the Change in Control. Paragraph 13.B.(v) of the Severance Agreement provides that the Company will prepay three years’ premiums on the split dollar insurance provided under Paragraph 5.E. of the Severance Agreement by paying over to the insurance company which is the carrier under the Split Dollar Agreement premiums in an amount equal to 300% of your annual base salary in effect as of the date of the Change in Control. In lieu of these benefits, and in addition to any other payments to which you may be entitled under the Severance Agreement, you may instead elect to be paid upon a Change in Control cash in an amount equal to 300% of your annual base salary in effect as of the date of the Change in Control. Such cash payment shall be treated for all purposes as made under the Severance Agreement (including without limitation for purposes of Paragraph 13.C thereof).

Capitalized terms used in this Agreement have the same meaning as under the Severance Agreement. The offer of the terms as described in this letter is conditioned upon your acknowledgment and acceptance of these terms by your return to the Company of a copy of this letter signed in the place indicated below.

ATLANTIC COAST AIRLINES HOLDINGS, INC.

By:

Thomas J. Moore, President & COO

Agreed and Accepted:

Kerry Skeen

Dated: December , 2003